Exhibit 107

CALCULATION OF FILING FEE TABLE
FORM S-8
(Form type)

Central Pacific Financial Corp.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c) and 457(h)	1,140,000	$16.18	$18,445,200	$0.00011020	$2,032.66
	Total Offering Amounts				$18,445,200
	Total Fees Previously Paid						$ 0
	Total Fee Offsets						$0
	Net Fee Due						$2,032.66

(1) This registration statement on Form S-8 (the “Registration Statement”) covers 1,140,000 shares of common stock of Central Pacific Financial Corp., an Hawaii corporation (the “Registrant”), issuable pursuant to Awards under the Registrant’s 2023 Stock Compensation Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of common stock that may become issuable under the terms of the 2023 Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purposes of calculating the amount of the registration fee based on the average of the high and low prices reported in the consolidated reporting system on April 26, 2023, a date within 5 business days prior to the date of filing the Registration Statement.